UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 21, 2026

Pursuit Attractions and Hospitality, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-11015	36-1169950
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1401 17th Street Suite 1400
Denver, Colorado		80202
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (602) 207-1000

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $1.50 Par Value	PRSU	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Definitive Agreement.

On January 21, 2026, Pursuit Attractions and Hospitality, Inc. (the “Company”) entered into an Equity Purchase Agreement (the “Purchase Agreement”) with Pursuit Investment Holdings, Inc., a Delaware corporation (the “U.S. Seller”), and Brewster Inc., an Alberta corporation (together with the Company and U.S. Seller, the “Sellers”), Flyover Attractions B.V. (the “Buyer”) and Brogent Technologies, Inc., as guarantor, pursuant to which the Sellers have agreed to sell to the Buyer all of the outstanding equity interests in the subsidiaries comprising the Company’s Flyover flying theater attractions business (the “Transaction”).

The purchase price for the Transaction is $78.4 million in cash, subject to post-closing adjustments related to outstanding indebtedness, cash and cash equivalents and working capital, certain unpaid expenses and other specified matters in the Purchase Agreement.

The consummation of the Transaction is subject to certain customary closing conditions, including the receipt of required regulatory approvals. The Purchase Agreement may be terminated (i) by mutual written consent of the Company and the Buyer, (ii) by either the Company or the Buyer upon a material uncured breach of the representations, warranties and covenants of the other party in the Purchase Agreement, (iii) by either the Company or the Buyer if the closing of the Transaction has not occurred on or prior to May 21, 2026 so long as the terminating party is not then in material breach of its obligations to the other party under the Purchase Agreement or (iv) by the Company if all closing conditions have been satisfied or waived, the Company has confirmed in writing to the Buyer that it is ready and willing to close and the Buyer fails to timely consummate the Transaction. In the event that the Company terminates the Purchase Agreement under the circumstances set forth in (ii), (iii) or (iv) above, the Company will be entitled to a termination fee of $10.0 million from the Buyer.

The Purchase Agreement contains representations, warranties and covenants by the parties that are subject, in some cases, to specified exceptions and qualifications contained in the Purchase Agreement. The Buyer has obtained a representations and warranties insurance policy covering losses arising out of breaches of representations and warranties by the Sellers, subject to certain customary limitations and exclusions.

The foregoing description of the Purchase Agreement is qualified in its entirety by reference to the full text of the Purchase Agreement, a copy of which will be filed as an exhibit to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. The foregoing summary has been included to provide investors and securityholders with information regarding the terms of the Purchase Agreement, does not purport to be complete and is subject to, and is qualified in its entirety by, the full text, terms and conditions of the Purchase Agreement. It is not intended to provide any other factual information about the Company, Sellers or Buyer or to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). The Purchase Agreement includes typical representations, warranties and covenants of the parties thereto made solely for purposes of the Purchase Agreement and which may be subject to important qualifications and limitations agreed to by the parties thereto in connection with the negotiated terms of the transaction and the Purchase Agreement. Moreover, some of those representations and warranties may not be accurate or complete as of any specified date, may be modified in important part by the underlying disclosure schedules which are not filed publicly, may be subject to a contractual standard of materiality different from those generally applicable to the Company’s SEC filings or may have been used for purposes of allocating risk among the parties thereto rather than establishing matters as facts.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pursuit Attractions and Hospitality, Inc.
(Registrant)

Date:	January 21, 2026	By:	/s/ Michael L. Bosco
Michael L. Bosco
		Title:	Chief Accounting Officer